EXHIBIT 99.1





NEWS RELEASE                                         FREMONT GENERAL
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                                                     2020 Santa Monica Boulevard
                                                     Santa Monica, CA 90404
                                                     TEL  (310) 315-5500
                                                     FAX  (310) 315-5599




FREMONT  GENERAL  ANNOUNCES  PROMOTION  OF LOUIS J.  RAMPINO TO CHIEF  EXECUTIVE
                      OFFICER AND OTHER OFFICER PROMOTIONS



     (SANTA MONICA, CALIFORNIA) - May 20, 2004 - Fremont General Corporation announced at its annual stockholders' meeting that Louis J. Rampino has been promoted to Chief Executive Officer. The Company also announced that Wayne R. Bailey has been promoted to Chief Operating Officer and Patrick E. ("Ed") Lamb has been promoted to Chief Financial Officer and Treasurer. Alan W. Faigin was appointed Chief Legal Officer.

     "Each of these officers has made significant contributions in the management of Fremont General Corporation and its subsidiary companies. We are very pleased to recognize their accomplishments," said James A. McIntyre, Chairman of the Board.

     Mr. Rampino, who joined Fremont in 1977, will serve as President and Chief Executive Officer, having previously served as President and Chief Operating Officer. Mr. Bailey, who joined Fremont in 1986, will serve as Executive Vice President and Chief Operating Officer, having previously served as Executive Vice President, Treasurer and Chief Financial Officer. Mr. Lamb, who joined Fremont in 1986, will serve as Senior Vice President, Chief Financial Officer and Treasurer, having previously served as Senior Vice President and Chief Accounting Officer. Mr. Faigin joined Fremont in 1980 and also serves as Secretary and General Counsel.

     Fremont General Corporation is an industrial bank holding company and its common stock is traded on the New York Stock Exchange under the symbol "FMT". Fremont Investment & Loan provides nationwide commercial and residential real estate lending through its 14 regional offices (nine commercial and five residential) and does so primarily on a first mortgage or first trust deed basis. As of March 31, 2004, Fremont Investment & Loan had commercial real estate loans in its portfolio located in 41 states and during the first quarter of 2004, it originated residential real estate loans in 45 states.



Contact:     Investor Relations 310/315-5500.

04-05-01
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